AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1999
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                           EQUITY INVESTOR FUND
                            SELECT TEN PORTFOLIO
                               2000 SERIES J
                            DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                            SALOMON SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED
                              DEFINED ASSET FUNDS
                                 P.O. BOX 9051
                          PRINCETON, N.J. 08543-9051


  PAINEWEBBER INCORPORATED                        SALOMON SMITH BARNEY INC.
 1285 AVE. OF THE AMERICAS                          388 GREENWICH STREET
    NEW YORK, N.Y. 10019                                 23RD FLOOR
                                                    NEW YORK, N.Y. 10013



D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:


                             TERESA KONCICK, ESQ.
                                 P.O. BOX 9051
                          PRINCETON, N.J. 08543-9051


         MICHAEL KOCHMANN                                 ROBERT E. HOLLEY
       388 GREENWICH STREET                         1285 AVENUE OF THE AMERICAS
       NEW YORK, N.Y. 10013                            NEW YORK, N.Y. 10019

                            -----------------------

                                  Copies to:
                         PIERRE DE SAINT PHALLE, ESQ.
                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017

                            -----------------------


E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            ------------------


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         The Chase Manhattan Bank                              13-4994650


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   Final prospectuses from the following series of Defined Asset Funds- Equity Investor Fund (which are incorporated herein by reference) may be used as a preliminary prospectus for this Series: Select Ten Portfolio 1999 Series 4 (Reg No. 333-83845); Select Ten Portfolio 1999 Series N (Reg. No. 333-89003) and Select Ten Portfolio 1999 Series 5 (Reg. No. 333-90155).

                    CONTENTS OF REGISTRATION STATEMENT


 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of the Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

   1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio-1997 Series A, Defined Asset Funds, Reg. No. 333-05683).

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
             1.1.1 to the Registration Statement of Municipal
             Investment Trust Fund, Multistate Series-48, Defined
             Asset Funds, 1933 Act File No. 33-50247).

   1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).

   2.1    -- Form of Certificate of Beneficial Interest (included in
             Exhibit 1.1.1).

  *3.1    -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

  *5.1    -- Consent of independent accountants.

   9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No. 333-70593).


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 * To be filed with Amendment to Registration Statement.


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                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 15TH DAY OF DECEMBER, 1999.

     Signatures appear on pages R-2, R-3, and R-4.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.






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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
   DEPOSITOR


By the following persons, who constitute a         Powers of Attorney have been
   majority of the Board of Directors of Merrill   filed under Form SE and  the
   Lynch, Pierce, Fenner & Smith                   following 1933 Act File
   Incorporated:                                   Numbers: 333-70593.

      GEORGE A. SCHIEREN
      JOHN L. STEFFENS



By    J. DAVID MEGLEN
      (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)





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SALOMON SMITH BARNEY INC.
   DEPOSITOR


By the following persons, who constitute a  Powers of Attorney have been
   majority of the Board of Directors of    filed under the 1933 Act
   Salomon Smith Barney Inc.:               File Numbers: 33-63417 and
                                            333-63033
       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN



By    GINA LEMON
      (As authorized signatory for Salomon
      Smith Barney Inc. and Attorney-in-fact
      for the persons listed above)







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PAINEWEBBER INCORPORATED
   DEPOSITOR


By the following persons, who constitute a       Powers of Attorney have been
   majority of the Executive Committee of the    filed under Form SE and the
   Board of Directors of PaineWebber             following 1933 Act File
   Incorporated:                                 Number: 2-61279


     MARGO N. ALEXANDER
     TERRY L. ATKINSON
     BRIAN M. BAREFOOT
     STEVEN P. BAUM
     MICHAEL CULP
     REGINA A. DOLAN
     JOSEPH J. GRANO, JR.
     EDWARD M. KERSCHNER
     JAMESP. MacGILVRAY
     DONALD B. MARRON
     ROBERT H. SILVER
     MARK B. SUTTON




By    ROBERT E. HOLLEY
      (As authorized signatory for
      PaineWebber Incorporated and
      Attorney-in-fact for the persons listed
      above)






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